Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated April 19, 2017, with respect to the consolidated statement of financial position of Sincere Fame International Limited and its subsidiaries as of December 31, 2016, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the year then ended, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the Form F-3.

Our report dated April 19, 2017 contains an explanatory paragraph that states that the accompanying consolidated statements of financial position of Sincere Fame International Limited and its subsidiaries as of December 31, 2015 and January 1, 2015 and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the year ended December 31, 2015 were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/s/ KPMG Huazhen LLP

Guangzhou, China

May 12, 2017